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EXHIBIT 23

                         INDEPENDENT AUDITORS' CONSENT
                         -----------------------------


The Board of Directors
United Natural Foods, Inc.

We consent to incorporation by reference in the Registration Statements (Nos. 333-19945, 333-19947, and 333-19949) on Form S-8 of United Natural Foods, Inc.
of our reports dated September 5, 1997, relating to the consolidated balance sheets of United Natural Foods, Inc. and Subsidiaries as of July 31, 1996 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for the year ended October 31, 1995, for the nine months ended July 31, 1996, and for the year ended July 31, 1997, and the related schedule, which reports appear in the July 31, 1997 annual report on Form 10-K of United Natural Foods, Inc.


/s/ KPMG Peat Marwick LLP

KPMG Peat Marwick LLP

Providence, Rhode Island
October 27, 1997